ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands)

Column A	Column B	Column C	Column D	Column F	Column H	Column I	Column J	Column K
Segments	Deferred Policy Acquisition Costs	Losses and Loss Adjustment Expenses	Unearned Premiums	Premium Revenue	Insurance Losses and Loss Adjustment Expenses	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses	Premiums Written
2001:								
Agricultural	$ -	$244,919	$ -	$ 80,950	$ 18,588	$ -	$ 52,219	$ 80,950
Property and Casualty	-	352,473	23,740	31,147	47,151	13,673	4,372	8,948
Total	$ -	$597,392	$ 23,740	$112,097	$ 65,739	$ 13,673	$ 56,591	$ 89,898
2000:								
Agricultural	$ -	$169,384	$ -	$ 53,674	$ 23,571	$ -	$ 52,666	$ 53,674
Property and Casualty	7,219	448,507	34,772	132,999	108,033	41,125	5,085	83,407
Total	$ 7,219	$617,891	$ 34,772	$186,673	$131,604	$ 41,125	$ 57,751	$ 137,081
1999:								
Agricultural				$ 42,059	$ 19,343	$ -	$ 26,403	$ 42,059
Property and Casualty				206,653	199,446	76,558	5,568	209,607
				$248,712	$218,789	$ 76,558	$ 31,971	$ 251,666

Column E - Not Applicable
Column G - Investment income data is not included as management does not allocate investments by segment.